Exhibit 99.1

For further information contact:
Ronald Anderson, President and CEO
(610) 644-9400

Release Date:	October 6, 2008
For Immediate Release

Malvern Federal Savings Bank
Announces Plans for Expansion into Delaware County

The Paoli-based financial institution’s eighth branch is expected to open in late spring 2009

PAOLI, Pa. – October 6, 2008 –  Malvern Federal Savings Bank, a subsidiary of Malvern Federal Bancorp, Inc. (NASDAQ: MLVF), today announced plans to expand into Delaware County with the anticipated opening of its eighth full-service financial service center, scheduled for the spring of 2009.  The new branch will be located at Brinton Lake Square on Brinton Lake Road at Route 1/Baltimore Pike in Concordville, Pa.

The state of the art financial center will feature two drive-up teller windows and a drive-up ATM.

“The planned opening of our new Concordville branch is part of our growth strategy that was put in place when we became a mutual holding company earlier this year,” said Ron Anderson, President and CEO of Malvern Federal Savings Bank.  “We look forward to serving the residents of the Concordville area and introducing them to the superior customer service and community involvement that have been trademarks of our organization for more than 120 years.”

Malvern Federal Savings Bank currently has seven Chester County branches. For branch locations and information, visit www.malvernfederal.com.

About Malvern Federal Savings Bank
Founded in 1887, Malvern Federal Savings Bank is a community bank dedicated to fulfilling the financial needs of people and businesses throughout Chester County, Pennsylvania and surrounding areas. The bank offers a complete range of financial products through its seven state-of-the-art financial centers. For more information, please visit www.malvernfederal.com.

Malvern Federal Bancorp, Inc. (the “Company”) is the “mid-tier” holding company for Malvern Federal Savings Bank.  As of September 30, 2008, the Company had $605.5 million in assets, $438.2 million in deposits and $69.9 million in shareholders’ equity.

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Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality, general economic  conditions as well as other factors discussed in documents filed by the company with the Security and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made.